Exhibit 10.2(8)(g)
FOURTH AMENDMENT TO
BELO
2004 EXECUTIVE COMPENSATION PLAN
     Belo Corp., pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendment to the Belo 2004 Executive Compensation Plan (the “Plan”).
1.	Section 12 of the Plan is amended in its entirety to read as follows:
12.	Awards for Directors.
                    (a) On the date of each annual meeting of Belo shareholders, each Director will be granted an Award that has a fair market value (as hereinafter determined) on the Date of Grant equal to 50% of the Director’s annual compensation from Belo. The form of the Award and the vesting conditions and payment provisions applicable thereto will be determined by the Committee in its discretion; provided, however, that unless the Committee determines otherwise, Awards made to Directors will be in the form of Deferred Shares. To the extent permitted by Section 409A of the Code, the Committee may permit a Director to elect the date or dates on which such Award will be paid. Any such election will be irrevocable when made and, to the extent that the Director’s election will result in a deferral of compensation subject to Section 409A of the Code, must be made by the Director in writing no later than the last day of the calendar year immediately preceding the calendar year in which the date of the annual shareholders meeting occurs.
        (b) For purposes of this Section 12, the date of an annual meeting of shareholders of Belo is the date on which the meeting is convened. Any portion of a Director’s compensation from Belo that is not paid to the Director in the form of an Award will be paid in cash on the date of the annual meeting of shareholders or the date of the Director’s election to the Board, as applicable.
        (c) An Award granted to a Director pursuant to this Section 12 will constitute payment of a portion of the Director’s annual compensation for services to be performed by the Director for the 12-month period beginning on the date of the annual meeting of shareholders on which the Award is granted. If, however, a Director is elected to the Board as of a date other than the date of an annual meeting of Belo shareholders, (i) the Director’s annual compensation will be prorated based on the number of days remaining in the year in which the Director is elected to the Board (for this purpose the year will begin on the date of the annual meeting of shareholders immediately preceding the date of the Director’s election to the Board), (ii) 50% of the Director’s prorated annual compensation will be paid in the form of an Award valued on the date of the Director’s election to the Board and (iii) any election by the Director of the payment date or dates of an Award will be irrevocable when made and, to the extent that the Director’s election will result in a deferral of compensation subject to Section 409A of the Code, must be made no later than 30 days after the date of the Director’s election to the Board and will apply only to compensation paid for services to be performed by the Director after the date of his written election.
     (d) For purposes of this Section 12:
         (i) the fair market value of a Stock Option or an Appreciation Right awarded to a Director will be determined by the Committee using (A) the Black-Scholes Option Pricing Model; (B) a generally accepted binomial pricing model that takes into account as of the Date of Grant (1) the Option Price or Grant Price, as applicable, (2) the expected term of the Stock Option or Appreciation Right, (3) the Market Value per Share of the Common Stock on the Date of Grant, (4) the volatility of the Common Stock, (5) the expected dividends on the Common Stock and (6) the risk-free interest rate for the expected term of the Stock Option or Appreciation Right; (C) any other pricing model used by Belo to value Stock Options for financial reporting purposes; or (D) any other pricing model approved by the Committee, if used such model would not result in the granting of a greater number of Stock Options or Appreciation Rights than would be granted under the Black-Scholes Stock Option Pricing Model;
         (ii) the fair market value of a Deferred Share, a Restricted Share or a Performance Share awarded to a Director will be equal to the Market Value per Share of the Common Stock on the Date of Grant without regard to any restrictions, limitations or conditions with respect to such Award; and
         (iii) the fair market value of a Performance Unit awarded to a Director will be its stated value.
2.	Section 18 of the Plan is amended by adding a new Section 18(g) thereto to read as follows:
     (g) Except as otherwise provided in an Evidence of Award, “disability” means that a Participant or Director is considered disabled within the meaning of Section 409A of the Code and applicable guidance thereunder.
3.	The foregoing amendments will be effective as of January 1, 2009.
     Executed at Dallas, Texas, this 26 day of September, 2008.

BELO CORP.
By	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources

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